Exhibit 10.11

ECARX HOLDINGS INC.

2021 Option Incentive Plan

ECARX HOLDINGS INC.

2021 Option Incentive Plan

1.	Purposes of the Plan.

The purposes of the 2021 Option Incentive Plan are to attract and retain the best talent in the market, to provide incentives to employees of the Company or Related Entities who brought business value and to promote the success of the Company’s business.

2.	Definitions.

The following definitions shall apply herein and in the Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2:

(a)	“Circular 7” means the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in a Stock Incentive Plan of an Overseas Publicly-Listed Company (Hui Fa [2012] No.7);

(b)	“Grantee” means an eligible participant of the Plan (Eligible Participant) who receives an Award under the Plan;

(c)	“Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical impairment for a period of not less than ninety (90) days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion;

(d)	“Continuous Service” means that the provision of services to the Company or a Related Entity in the capacity of an Eligible Participant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as a Grantee, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as a Grantee can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence; (ii) transfers among the Company, any Related Entity, or any successor, in the capacity of an Eligible Participant; or (iii) any change in status or position as long as the Grantee remains in the service of the Company or a Related Entity in the capacity of an Eligible Participant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave or any other authorized personal leave;

(e)	“Director(s)” means a member of the Board of Directors of the Company or any Related Entity;

(f)	“Board of Directors” means the Board of Directors of the Company;

(g)	“Registration Date” means the first to occur of (i) the closing of the IPO; and (ii) in the event of a Corporate Transaction, the date of the consummation of the Corporate Transaction if the same class of shares of the successor (or its Parent) issuable in such Corporate Transaction have completed the IPO on or prior to the date of consummation of such Corporate Transaction;

(h)	“Spin-off Transaction(s)” means a distribution by the Company to its shareholders of all or any portion of the shares of any Subsidiary of the Company;

(i)	“Company” means ECARX HOLDINGS INC., a company incorporated with limited liability under the laws of the Cayman Islands or, in the event of a Corporate Transaction, any successor that adopts the Plan;

(j)	“Corporate Transaction” means (as reasonably determined by the Administrator) any of the following transactions:

(i)	a consolidation, merger, acquisition or other business combination of the Company with or by any other Subject in which the Company is not the surviving entity, or any other transaction or series of transactions in which the original shareholders of the Company immediately prior to the consummation of the transaction or series of transactions cease to have a majority of the voting rights of the surviving entity immediately after the consummation of the transaction or series of transactions, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)	the sale, transfer, exclusive license or other disposal of all or substantially all of the assets of the Company and its Subsidiaries and Affiliates;

(iii)	the complete liquidation or dissolution of the Company;

(iv)	any reverse merger or series of related transactions resulting in a reverse merger (including, but not limited to, a tender offer prior to a reverse merger) in which the Company is the surviving entity but (A) the Ordinary Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which shares possessing more than fifty percent (50%) of the voting power of the Company’s outstanding shares are transferred to a Subject or Subjects different from those who held such shares immediately prior to such merger or series of related transactions resulting in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v)	acquisition in a single or series of related transactions by any Subject or related group of Subjects (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership of shares possessing more than fifty percent (50%) of the voting power of the Company’s outstanding shares but excluding any such transaction or series of transactions that the Administrator determines shall not be a Corporate Transaction;

(k)	“Share(s)” means the Ordinary Share(s) of the Company;

(l)	“Administrator” means the Board of Directors of the Company;

(m)	“Affiliate(s)” means (a) with respect to a Subject, any Subject that, directly or indirectly, Controls, is Controlled by or is under common Control with such Subject; or (b) in the case of a natural person, a parent, spouse, child (and his/her spouse, if any), full brother or sister (and his/her spouse, if any), or other immediate family member, or a subject Controlled by any of the foregoing;

(n)	“Related Entity(ies)” means any Parent or Subsidiary or Affiliate of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary or an Affiliate of the Company holds a substantial ownership interest, directly or indirectly;

(o)	“Succeeded” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly succeeded (and not simply by reason of a mandatory legal requirement) by the successor or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of shares of the successor or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to succeed the Award;

(p)	“Plan” means this 2021 Option Incentive Plan;

(q)	“Change in Control” means (as reasonably determined by the Administrator) a change in ownership or control of the Company effected through the direct or indirect acquisition by any Subject or related group of Subjects (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by an Affiliate of the Company) of beneficial ownership of shares possessing more than fifty percent (50%) of the voting power of the Company’s outstanding shares pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Directors who are not Affiliates of the offeror do not recommend such shareholders to accept;

(r)	“Control” of a given Subject means the power or authority, whether exercised or not, to direct the business, management and decisions of such Subject, directly or indirectly, whether through the ownership of voting shares, by contract or otherwise. Such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of shareholders of such Subject or power to control the composition of a majority of the Board of Directors of such Subject;

(s)	“Parent” means any company (other than the Company) in an unbroken chain of companies ending with the Company, and each of the companies (other than the Company) owns or Controls stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain. A company that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date;

(t)	“Ordinary Share(s)” means the Company’s ordinary shares, par value US$0.00005 per share;

(u)	“Option(s)” means an option to purchase shares pursuant to an Award Agreement granted under the Plan;

(v)	“Applicable Laws” means legal requirements relating to the Plan and the Awards under applicable laws, regulations, rules, federal securities laws, state corporate and securities laws, the rules of any applicable stock exchange or national market system, and the laws, regulations, orders or rules of any jurisdiction applicable to the Awards granted to residents therein or the Grantees receiving such Awards;

(w)	“IPO” means the Company’s first firm commitment underwritten public offering of any of its securities (or the securities of a successor corporation) to the general public pursuant to (a) a registration statement filed under the Securities Act of 1933, as amended, or (b) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally recognized securities exchange;

(x)	“Award” means an Option under the Plan;

(y)	“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any subsequent amendments thereto;

(z)	“Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable share or share award or a cash incentive program of the Company, the successor (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive;

(aa)	“M&A” means the currently effective memorandum and articles of association of the Company (including any subsequent amendments thereto);

(bb)	“Subject” means any individual, corporation, partnership, limited partnership, limited liability company, institution, joint venture, estate, trust, unincorporated organization, association, business, firm, public benefit corporation, entity, governmental regulatory body, or any other entity of any type or nature;

(cc)	“Subsidiary(ies)” of a given entity means (i) any entity (x) in whose election of directors the given entity owns shares possessing more than fifty percent (50%) of the voting power or other interests, or (y) in whose profits or capital more than fifty percent (50%) interest is owned or Controlled, directly or indirectly, by the given entity (or through one or more subsidiaries thereof); (ii) any entity, all or a portion of whose assets are consolidated with the net income of the given entity and included in the financial statements thereof for financial statement purposes in accordance with applicable accounting standards; or (iii) any entity over whose business or decisions the given entity has the power to direct, directly or indirectly.

3.	Shares Subject to the Plan

3.1	The Shares to be issued pursuant to the Awards under the Plan shall be reserved, but unissued, Ordinary Shares of the Company. The maximum aggregate number of Shares to be issued is [ ] Ordinary Shares of the Company (subject to the provisions of Section 11 below, which may be adjusted pro rata to reflect any share dividends, share splits or similar transactions).

3.2	Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or not) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that the relevant Shares are forfeited or canceled by the Company under the Plan, in which case such Shares shall become available for future grant under the Plan.

4.	Administration of the Plan

4.1	Plan Administrator

(a)	Administration. The Plan shall be administered by the Administrator. The Administrator may authorize one or more officers or Directors to grant such Awards and may limit such authority as the Administrator determines from time to time.

(b)	Binding. The Administrator’s interpretation of the Plan, any Award granted pursuant to the Plan, any Award Agreement, and all decisions made by the Administrator with respect to the Plan shall be final, binding and conclusive.

(c)	Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), the Administrator shall have the authority, in its discretion:

(i)	to select the Eligible Participants to whom Awards may be granted from time to time under the Plan;

(ii)	to determine whether and to what extent Awards are granted under the Plan;

(iii)	to determine the type or number of the Awards as well as the number of Shares or the amount of consideration to be covered by each Award granted under the Plan;

(iv)	to approve standard forms of Award Agreements for use under the Plan and amend the terms of the Award Agreements;

(v)	to determine or amend the terms and conditions of any Award granted under the Plan (including, but not limited to, the vesting schedule and exercise price set forth in the notice of Share Award and Award Agreement);

(vi)	to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii)	to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

(viii)	to require the Grantee to provide a statement or proof that the currency in which the exercise price of any Award to be paid is lawfully obtained in accordance with Applicable Laws and is remitted from the jurisdiction where the Grantee resides;

(ix)	to take such other actions, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

4.2	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board of Directors or employees of the Company or a Related Entity, members of the Board of Directors and any employees of the Company or a Related Entity to whom authority to execute the Plan for the Administrator or the Company is delegated shall be defended and indemnified by the Company (on an after-tax basis) to the extent permitted by Applicable Laws and approved by Administrator against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such Person is liable for bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.	Eligibility

5.1	Awards may be granted to eligible participants, who should, in principle, be senior management and core personnel having a direct impact on the overall performance and sustainable development of the Company (“Eligible Participant(s)”).

5.2	However, unless specifically agreed by the Administrator, an employee may not participate in the Award under the Plan if he/she:

(i)	has been disciplined by the Company for an accident involving serious consequences in the previous year;

(ii)	has materially breached agreements with the Company or Related Entities, including the labor contract, non-competition agreement, non-solicitation agreement or covenants with similar substance, confidentiality agreement or obligation, intellectual property agreement or covenant, or covenants with similar substance;

(iii)	has seriously violated rules, policies and regulations of the Company or Related Entities and has been disciplined by the Company for such violations;

(iv)	has committed serious breach of duty of loyalty, dereliction of duty, malfeasance, selfishness and fraud, causing significant damage to the Company or Related Entities;

(v)	has committed any illegal or disciplinary offences such as bribery, solicitation of bribe, embezzlement, theft, misappropriation of the property of the Company or Related Entities, which damage the interests and reputation of the Company or Related Entities, or has committed other acts of unfaithfulness, fraud or breach of trust, causing damages to the Company or Related Entities;

(vi)	has defamed, slandered, or spread rumours against the Company or Related Entities, imposing bad influence on the Company or Related Entities;

(vii)	has committed a criminal offence or a civil offence by virtue of his/her duty-related behavior (excluding less serious offences such as traffic violations);

(viii)	has committed other acts that, in the opinion of the Administrator, may adversely or negatively affect the Company or Related Entities.

6.	Award Plan

6.1	Number of Awards

The Administrator will determine the number of Awards to be granted to a participant in consideration of the following factors:

(i)	post level in the Company;

(ii)	post category;

(iii)	annual performance rating;

(iv)	historical contribution;

(v)	comprehensive evaluation, including personal growth potential and value recognition.

6.2	Vesting of Awards

For each Grantee, up to 25% of the number of Options to be granted may be vested on each anniversary of the date of grant (the “Vesting Date”), subject to the Company’s administrative measures and the approval of the Administrator.

6.3	Promotion after Awards

In the event of a promotion between the date of grant and the expiry date, the Company shall be entitled to grant further Options at the grant amount corresponding to the promoted rank, subject to the relevant management policy and the approval of the Administrator, in respect of the promoted employee who is still in service in the Company.

7.	Terms of Awards

7.1	Types of Awards. The Administrator is authorized under the Plan to award Eligible Participants Options that are not inconsistent with the provisions of the Plan.

7.2	Designation of Award. Each Award shall be designated in the Award Agreement.

7.3	Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, forfeiture provisions, form of payment upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. Each Award shall be subject to the terms of the specific Award Agreement. The Administrator may independently set the criteria for the Award, and the number or value of the Award available to the Grantees depends on the extent to which they meet the criteria. The criteria for the Award made by the Administrator may include but not limited to the post category, post level, individual performance and special contribution of the Grantees. These criteria for the Award may apply to the Company and/or Related Entities.

7.4	Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

7.5	Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may be entitled to exercise any part or all of the Award at any time during which he or she is an Eligible Participant prior to full vesting of the Award, subject to compliance with the Applicable Laws. Any early vested Shares received pursuant to such exercise may be subject to any other restriction the Administrator determines to be appropriate.

7.6	Term of Award. Unless otherwise expressly provided in the notice of Award and/or the Award Agreement, the term of each Award will not be longer than ten (10) years from the date of grant (“Term of Award”).

7.7	Transferability of Awards and/or Shares.

(a)	In no event shall the Grantee sell, transfer, delegate, mortgage, pledge or otherwise dispose of any Share obtained through the Awards and/or exercise of the Awards at its sole discretion.

(b)	Upon completion of the IPO and Lock-up expiration, subject to applicable laws and the Underwriter’s requirements (including but not limited to the requirements for Lock-up Period), the Grantee may exercise the vested Awards according to the vesting schedule, provided that unless otherwise decided by the Administrator, at the time of exercise, the Grantee shall dispose of the Shares obtainable upon exercise of Awards by sales on the secondary market. For the avoidance of any doubt, unless otherwise decided by the Administrator, the exercise of Awards and the disposal of Shares shall be made at the same time. If the Grantee contemplate to exercise the Awards and dispose of the Shares, it may send a notice requiring so, in writing to the Company, while the Company may, within five (5) business days after receiving the notice, proceed with the Grantee’s requirements for selling Shares when the stock exchange permits, and dispose of the relevant Shares and distribute the relevant proceeds on his/her own or through an agency designated by the Company. On demand of the Administrator, the Grantee shall work with the Company or the agency designated by the Company to register foreign exchanges under Circular 7. The Grantee shall be solely liable for any tax or charge arising from the exercise of Options or the disposal of Shares hereunder.

(c)	If the Grantee’s Continuous Service is terminated by his/her death, the Awards retainable under Section 10(a) shall be succeeded and distributed according to the Grantee’s will or Applicable Laws, while the following Subjects may obtain the retained Awards: (x) one and the only one beneficiary appointed by the deceased Grantee; or (y) if there is no beneficiary so appointed, the legal representative of the deceased Grantee, or the eligible Subject according to the Grantee’s will or Applicable Laws. The terms of the Awards shall be binding on the executors, administrators, heirs, successors and assigns (collectively, the “Successors”) of the deceased Grantee.

7.8	Awarding Date. In any circumstance, the date of granting an Award shall be the date when the Administrator decides to grant the Award or other date designated by the Administrator. The Awarding Date shall be explicitly defined in the notice of Award and/or the Award Agreement.

8.	Award Exercise Price, Consideration and Taxes

8.1	Exercise or Purchase Price. The exercise price for an Award shall be determined by the Administrator, and shall explicitly defined in the notice of Award and/or the Award Agreement.

8.2	Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise of an Award including the method of payment, shall be determined by the Administrator. The exercise consideration shall be paid to the Company or the party designated by the Company. In addition to any other types of consideration the Administrator may determine, the exercise consideration shall be paid in cash. Notwithstanding the foregoing provisions, unless otherwise determined by the Administrator, the exercise of an Award shall coincide with the disposal of Shares, while the exercise consideration may be directly charged when the Company or the agency designated by the Company is distributing the transfer consideration of the Shares derived from the exercise of an Award to the payer.

8.3	Taxes. The Grantee shall be responsible for all taxes associated with the receipt, vesting, exercise, transfer and disposal of the Awards and the Shares. No Shares under the Plan shall be delivered to any Grantee until such Grantee has made arrangements acceptable to the Administrator for the satisfaction of any income and salary tax withholding obligations under Applicable Laws. Upon exercise of an Award, the Company and/or the Related Entity which is an employer of the Grantee shall have the right to withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

9.	Exercise of Awards

(a)	Exercise Time and Conditions. The Administrator shall determine the time or frequency of the exercise all or some Awards, including the exercise before the vesting. Provided that the exercise period of any Award granted under the Plan shall not exceed the term of the Award. The Administrator shall meanwhile determine the conditions (if any) for the exercise of all or some Awards. If the Administrator judges that the Grantee’s exercise of Awards (i) is prohibited under Applicable Laws, or subject to any approval and/or registry requirements under Applicable Laws, or (ii) may subject the Company and/or the Related Entity to the legal limitations under Applicable Laws, then the Grantee may not exercise the Awards without prior consent in writing from the Administrator.

(b)	Procedure for Exercise. Any Award granted under the Plan shall be exercised at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement. Unless otherwise determined by the Administrator, the exercise of Awards hereunder shall coincide with the disposal of Shares obtained from such exercise.

(c)	No Exercise Shall be in Violation of Applicable Laws. Notwithstanding the foregoing, regardless of whether an Award has otherwise become exercisable, the Award shall not be exercised if the Administrator (in its sole discretion) determines that an exercise would violate any Applicable Laws.

(d)	Restrictions on Exercise. Notwithstanding the foregoing, regardless of whether an Award has been vested and become exercisable, the Award may not be exercised as determined by the Administrator before the consummation of (i) an IPO and Lock-up expiration of the Shares the Company, or (ii) a Corporate Transaction or Change in Control, except as otherwise stated in the Award Agreement.

10.	Issuance of Shares

10.1	Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, M&A and the relevant Award Agreement, and shall be further subject to the approval of the Company with respect to such compliance.

10.2	As a condition to the exercise of an Award, the Company may require the Subject exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of the Company, such a representation is required by any Applicable Laws.

10.3	As a condition to the exercise of an Award, the relevant Award Agreement may provide for Grantee to grant a power of attorney to the Board of Directors or any Subject designated by the Board of Directors to exercise the voting rights with respect to the Shares. The Company may require the Subject exercising such Award to acknowledge and agree to be bound by the provisions of the currently effective M&A and other agreements of the Company in relation to the Shares (if any), as if the Grantee is a holder of the Ordinary Shares.

10.4	Unless otherwise decided by the Administrator, the exercise of Awards shall coincide with the disposal of Shares; upon such exercise and disposal, and after the Grantee has received the portion of transfer consideration under the Plan (net of exercise price, if necessary), the Grantee shall no longer benefit from the Company in respect of such Awards.

11.	Termination of Continuous Service and Loss of Award.

11.1	Termination of Continuous Service due to death or Disability. Unless otherwise required by the Plan or otherwise decided by the Administrator, in the event that the Continuous Service of the Grantee is terminated due to his/her death or Disability,

(a)	if his/her death or Disability is caused at work, then the Grantee or his/her Successor (as defined in Section 7.7(c) hereof) may retain all the Options under the Award, whether vested or not (“Retainable Award”);

(b)	if his/her death or Disability is not caused at work, then the Grantee or his/her Successor (as defined in Section 7.7(c) hereof) may retain all the Options under the Award (“Retainable Award”), and upon the completion of the IPO and Lock-up expiration of the Company, may exercise and dispose of the Retainable Award according to the Plan. The remaining unvested Options will become invalid on the termination date.

11.2	Termination of Continuous Service for Other Reasons. Unless otherwise specified herein or otherwise decided by the Administrator, in the event that the Grantee’s Continuous Service is terminated through negotiation with the Company for any reason other than death, Disability, or material violation, then the Grantee may retain all the vested Options under the Award (“Retainable Award”), and upon the completion of the IPO and Lock-up expiration of the Company, may exercise and dispose of the Retainable Award according to the Plan. The remaining unvested Options will become invalid on the termination date. The Company will not archive the information of any employee who has left the Company, according to the Circular 7, while the exercise consideration shall be managed by the employee later on his/her own.

11.3	If the Grantee’s identity is changed between the specific functions corresponding to the Eligible Participants, then his/her Continuous Service shall not be deemed as interrupted or terminated, and his/her Awards shall continue to be effective, unless otherwise decided by the Administrator. If the Grantee’s identity is changed to be ineligible, then his/her Awards shall not continue to be effective unless the Administrator confirms that its new identity does not affect the Awards; or else, the Continuous Service of the Grantee shall be deemed as terminated, in which case, the above Section 11.2 shall apply, depending on the different reasons for the change of identity.

11.4	Loss of Award. If the Grantee commits any of the following acts (each may constitute a “Material Violation”) during his/her Continuous Service, no matter whether his/her Continuous Service is terminated due to such act or not, his/her Awards (whether vested or not) shall lapse immediately on the date of such Material Violation:

(i)	The Grantee violates the non-competition agreement, non-solicitation agreement or other agreements similar in substance signed with the Company or Related Entities;

(ii)	The Grantee violates the confidentiality agreement or obligation, intellectual property agreement or covenant or other agreements similar in substance signed with the Company or Related Entities;

(iii)	The Grantee violates the labour contract signed with the Company or Related Entities, or violates various regulations, policies and requirements of the Company or Related Entities, causing significant economic loss to the Company or Related Entities;

(iv)	The Grantee commits serious breach of duty of loyalty, dereliction of duty, malfeasance, selfishness and fraud, causing significant damage to the Company or Related Entities;

(v)	The Grantee commits any illegal or disciplinary offences such as bribery, solicitation of bribe, embezzlement, theft, misappropriation of the property of the Company or Related Entities, which damage the interests and reputation of the Company or Related Entities, or commits other acts of unfaithfulness, fraud or breach of trust, causing damages to the Company or Related Entities;

(vi)	The Grantee defames, slanders, or spreads rumours against the Company or Related Entities, imposing bad influence on the Company or Related Entities;

(vii)	The Grantee commits a criminal offence or a civil offence by virtue of his/her duty-related behavior (excluding less serious offences such as traffic violations);

(viii)	Other acts that, as agreed by the Administrator, may adversely or negatively affect the Company or Related Entities.

12.	Adjustments Upon Changes in Capitalization.

Subject to the required procedures of the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be equitably adjusted for (i) any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares; (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration; or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Ordinary Shares including a corporate merger, consolidation, acquisition of property or equity, separation (including a spin-off or other distribution of shares or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award. In the event of a Spin-off Transaction, the Administrator may in its discretion make such adjustments and take such other action as it deems appropriate with respect to outstanding Awards under the Plan, including but not limited to: (i) adjustments to the number and type of Shares, the exercise or purchase price per Share and the vesting schedule of outstanding Awards, (ii) prohibit the exercise of Awards during certain periods of time prior to the consummation of the Spin-off Transaction, or (iii) the substitution, exchange or grant of Awards to purchase securities of the Subsidiary; provided that the Administrator shall not be obligated to make any such adjustments or take any such action hereunder.

13.	Corporate Transactions and Changes in Control

13.1	Corporate Transaction. Except as provided otherwise in an individual Award Agreement or other written agreements between the Company and the Grantee, in the event of a Corporate Transaction (other than a Corporate Transaction which is also a Change in Control), each Award may be succeeded and replace before the effective date of such Corporate Transaction; for the portion of each Award that is neither succeeded nor replaced, if the Grantee’s Continuous Service in the Company is not terminated before the specified effective date of such Corporate Transaction, such portion of the Award shall, prior to such effective date, automatically become fully vested and exercisable and be released from any forfeiture rights or other restrictions on Shares that may be acquired by exercise of the Award. The portion of the Award that is not succeeded or replaced shall terminate under this Section if it is not exercised prior to the consummation of such Corporate Transaction.

13.2	Change in Control. Except as provided otherwise in an individual Award Agreement or other written agreements between the Company and the Grantee, in the event of a Change in Control (other than a Change in Control which is also a Corporate Transaction), if the Grantee’s Continuous Service in the Company is not terminated before the specified effective date of such Change in Control, each Award which is at the time outstanding under the Plan shall, prior to such effective date, automatically become fully vested and exercisable and be released from any forfeiture rights or other restrictions on Shares that may be acquired by exercise of the Award.

13.3	Termination of the Portion of an Award not Succeeded or Replaced in a Corporate Transaction. Upon effective completion of a Corporate Transaction, all outstanding Awards hereunder shall be terminated, except for the portion of the Award that is already succeeded or replaced in the Corporate Transaction.

13.4	Other Mechanism. Except as provided otherwise in an individual Award Agreement or other written agreements between the Company and the Grantee, subject to Applicable Laws, in the event of either a Corporate Transaction or a Change in Control, the Administrator may develop other mechanisms, for example, (i) the Administrator may terminate any Award and recover such Award in cash equivalent to the share value at the time of the Corporate Transaction or Change in Control (as case may be); or (ii) the Administrator may permit any Grantee to exercise the rights of outstanding Awards during any period decided by the Administrator.

14.	Effective Date and Term of Plan.

The Plan shall become effective on the date of adoption by the Board of Directors (or on the date of adoption by the Board of Directors or the date of approval at the General Meeting (whichever is later) if, under Applicable Laws, it shall become effective upon the approval by the shareholders of the Company)(“Effective Date”). Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective. The Plan shall continue in effect for a term of ten (10) years after the Effective Date (“term of the Plan”), unless early terminated. Upon expiry, no further Awards shall be granted hereunder. Before expiry of the term of the Plan, any outstanding Award shall continue in effect under the Plan and applicable Award Agreements.

15.	Amendment, Suspension or Termination of the Plan

(a)	To make any amendment to (including amendment to the term of the Plan), or suspension and termination of the Plan, the Administrator shall obtain the approval from the Board of Directors; however, if under the Applicable Laws, such amendment, suspension or termination requires the approval of the shareholders of the Company, or involves any provisions of Section 4(b) (vi) or Section 14(a) hereof, the Administrator shall not make such amendment, suspension or termination without approval of the shareholders of the Company.

(b)	No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)	Unless decided by the Administrator in good faith, no suspension or termination of the Plan (including termination of the Plan under Section 12) shall adversely affect any rights under Awards already granted to a Grantee.

16.	Reservation of Shares.

The Company, during the term of the Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

17.	No Effect on Terms of Employment Relationship.

The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his/her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time.

18.	No Effect on Retirement and Other Benefit Plans.

Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the amount of the available benefits is related to level of compensation.

19.	No Awarding Right.

Any eligible participant in the Plan shall not unilaterally claim rights of the Award granted under the Plan, while the Company or the Administrator is not obliged to treat all eligible participants consistently.

20.	No shareholder’s right.

All Awards granted under the Plan shall not vest any right of shareholders of the Company to the Grantee before the exercise. In principle, the exercise of Awards shall coincide with the disposal of shares. With consent of the Administrator, if the Grantee holds any shares of the Company upon exercise of Awards, then the Grantee shall authorize the Board of Directors or any other Subject designated by the Board of Directors to exercise all shareholder’s rights (including but not limited to voting rights).

21.	Vesting Schedule.

The Awards to be granted to the Grantee under the Plan shall be granted within the Vesting Schedule specified in the Award Agreement. The Administrator shall be entitled to adjust the Vesting Schedule of the Awards granted to the Grantee.

22.	“IPO”.

In the case of an IPO of the Shares, the Grantees shall enter into any agreements with any underwriter, coordinator, banker or sponsor appointed by the Company for the purpose of the IPO, and each of such Grantees shall grant to the Board of Directors or other Subject designated by the Board of Directors, a power of attorney to enter into any agreements with any underwriter, coordinator, banker or sponsor appointed by the Company and to carry out all the acts and to execute all the documents that are necessary or advisable to complete the IPO.

23.	No Reserve Obligation.

For whatever purpose, the Company or any Related Entity shall have no reserve obligation or mortgage obligation for the amounts payable to the Grantee under the Plan. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Any investments or the creation or maintenance of any trust or any Grantee account by the Company or any Related Entity shall not constitute a trust or loyalty relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

24.	Entire Plan.

The Plan, the individual Award Agreements, the notice of Award, together with all the attachments hereto and thereto, constitute and become the entire option incentive plan and full understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, memos, duties or obligations between the parties respecting the subject matter hereof.

25.	Construction.

The titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.